Exhibit 4.2(b)

           AMENDMENT 03 TO VERISIGN INTERNATIONAL AFFILIATE AGREEMENT

This Amendment 03 to the VeriSign International Affiliate Agreement ("Amendment 03") is made as of the __ day of February, 2003 ("Amendment 03 Effective Date") by and between Eurotrust A/S, formerly known as Euro9O9.com A/S, ("Affiliate") and VeriSign, Inc. ("VeriSign").

      WHEREAS, Affiliate and VeriSign are parties to an International Affiliate Agreement dated November 17, 2000 as amended by an Amendment 01 dated June 20, 2001, an Amendment 01 dated March 31, 2002, and an Amendment 02 dated June 17, 2002 (individually, "Affiliate Agreement", "Amendment 01", "Authorized Training Center Amendment" and "Amendment 02", respectively, and collectively, the "Agreement"); and

      WHEREAS, Affiliate and VeriSign desire to amend certain terms and provisions of the Agreement by this Amendment 03 on the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and other good and valuable consideration the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be bound, agree as follows:

      1. Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Agreement.

      2. Authorized Training Center Amendment

            2.1 Termination of Authorized Training Center Amendment. Affiliate and VeriSign agree that the Authorized Training Center Amendment shall be terminated as of the Amendment 03 Effective Date. Affiliate agrees to comply with the procedures set forth in Section 13.5 of the Agreement.

            2.2 Release of VeriSign by Affiliate. Affiliate hereby for itself, its agents, servants, employees, attorneys, successors, assigns and anyone claiming by or through it, remises, releases and forever discharges VeriSign, its agents, servants, employees, officers, directors, stockholders, attorneys, heirs, executors, administrators, subsidiaries, affiliates, successors and assigns, from any and all causes, rights, actions, suits, proceedings, debts, dues, contracts, damages, claims and demands of whatsoever kind and nature in law or in equity, it now has, has had or to date may have, related to the Authorized Training Center Amendment, which were raised or could have been raised by Affiliate.

            2.3 Release of Affiliate Payment Obligations by VeriSign. VeriSign hereby for itself, its agents, servants, employees, attorneys, parent, successors, assigns and anyone claiming by or through it, remises, releases and forever discharges Affiliate, its agents, servants, employees, officers, directors, stockholders, attorneys, heirs, executors, administrators, subsidiaries, affiliates, successors and assigns, from the amounts that are due under the Authorized Training Center Amendment.

      3. Settlement of Past Due Invoices. Affiliate agrees to pay VeriSign in full and final settlement of all past due invoices and payments owed to VeriSign which were invoiced or scheduled to be invoiced under the Affiliate Agreement, Amendment 01, the Authorized Training Center Amendment and Amendment 02 as of the Amendment 03 Effective Date the amount of US$400,000

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(the "Settlement Amount"). The Settlement Amount shall be paid by Affiliate within five (5) days of the Amendment 03 Effective Date.

      4. Payment Services Platform. The parties agree that as of the Amendment 03 Effective Date Schedule 2-A of Amendment 01 is deleted in its entirety and is replaced with Schedule 1 hereto.

      5. Term of Agreement. The Term of the Agreement is hereby changed from "Five (5) Years" to "Through December 31, 2010". Notwithstanding the preceding sentence, the terms and conditions for the VeriSign Payments Services as set forth in Sections 2.6 and 2.7 of Amendment 01 shall be granted until November 16, 2006, and Section 2.14 of Schedule 8 of Amendment 01 is hereby revised to read as follows:

                  "2.14 Term. This Addendum will become effective as of the
            Effective Date, and will remain in effect until November 16, 2006."

      6. Minimum Annual Sell-Through Commitment. Section 2.5 of Amendment 01, Table 3 of the Affiliate Agreement and accompanying Notes, and Section 5.5 of the Agreement are hereby deleted. The parties agree that for the calendar year 2003, Affiliate shall be responsible for paying Minimum Annual Sell-Through Commitment of US$2,000,000, which payment shall be invoiced by VeriSign thirty
(30) days after the commencement of each calendar quarter and paid by Affiliate quarterly on a net thirty (30) days basis; provided that for the first quarter of 2003, VeriSign shall submit the invoice to Affiliate no later than February 28, 2003. Minimum Annual Sell-Through Commitment for the calendar years following 2003 shall be mutually agreed to by the parties pursuant to an amendment to this Agreement made no less than sixty (60) days prior to end of the calendar year 2003. The parties agree that Minimum Annual Sell-Through Commitment or "Minimum Royalty Payments" are royalty payments made to VeriSign by Affiliate not including software maintenance, consulting, installation, training, travel and expenses or marketing program fees.

      7. Annual Fees. Sections 2.1 and 2.2 of Amendment 01, and Table 1 of the Affiliate Agreement and accompanying Notes are hereby deleted. The Annual Fees to be due as of January 1, 2003 shall be as follows:

* Omitted pursuant to the Registrant's Confidential Treatment Application and filed separately with the Securities and Exchange Commission.

      8. Revenue Sharing for Sell-Through of VeriSign's Services. Section 2.4 of Amendment 01, and Table 2 of the Affiliate Agreement and accompanying Notes are hereby deleted. The Affiliate Revenue Sharing for Sell-Through of VeriSign Services to be due following January 1, 2003 shall be as follows:

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*     Omitted pursuant to the Registrant's Confidential Treatment Application
      and filed separately with the Securities and Exchange Commission.

      9. Maintenance. Section 3.6 of the Agreement is hereby deleted and replaced with the following language: "Maintenance. VeriSign will deliver software patches, bug-fixes, error corrections, enhancements and software upgrades as developed by VeriSign for the VeriSign Software utilized by Affiliate. Software upgrades will generally be the prior release updated to include all intermittent patch releases and possible addition of new features. VeriSign will support the current release of the VeriSign Software and one previous release at any given time. Affiliate shall install a new release or software upgrade within ninety (90) days of receipt, except in circumstances where operations shall be affected, in which case, Affiliate shall install as soon as reasonably possible. VeriSign may cease to offer maintenance for any previous version of any VeriSign Software by notice delivered to Affiliate ninety (90) days before such cessation if VeriSign generally ceases to offer maintenance to its licensees of the same version or product. In the event VeriSign offers standard upgrades to Affiliate it should be part of the annual platform fees and in the event VeriSign offers major new functionality to Affiliate, VeriSign shall, in its sole discretion, determine the additional fees applicable thereto. Notwithstanding the foregoing, Affiliate shall incur and be responsible for any and all project management and professional services fees and travel and expenses related to any such upgrades and or installation of major new functionality."

      10. Non-competition with VeriSign's Domain Name Registration Business. Affiliate agrees that it not develop, produce, market or sell a Domain Name Conflicting Product or Service in any Nordic country during the Term of the Agreement in accordance with the Purchase Agreement between VeriSign and Affiliate as of June 20, 2001. For purposes of this Section, "Domain Name Conflicting Product or Service" means any product or service of the type and kind manufactured, engineered, developed, distributed, sold, marketed or rendered by VeriSign in the area of domain name registration and renewal business, where the features and performance of the product or service are substantially similar to those of a VeriSign product or service in the area of domain name registration and renewal.

      11. Additional Assistance. The parties agree that VeriSign shall at any time be entitled to assign a VeriSign account manager to Affiliate's place of business to assist with Affiliate with its operations and financials. Such employee placement will be mutually agreed to by VeriSign and Affiliate.

      12. Effect of Amendment. This Amendment 03 constitutes an amendment to the sections and any attachments of the Agreement and, in the event of any inconsistency between the terms of this Amendment 03 and the Agreement with respect to such sections or attachments, the terms of this Amendment 03 shall be controlling. Except as specifically and to the extent modified by this Amendment 03, all of the terms and provisions of the Agreement shall continue to remain in full force and effect.

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      IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals as of the day and year first above written.

EUROTRUST A/S                                VERISIGN, INC

By:    /s/ Aldo Petersen                     By:    /s/ [ILLEGIBLE]
   -----------------------------                --------------------------------
Name:  Aldo Petersen                         Name:  [ILLEGIBLE]
     ---------------------------                  ------------------------------
Title: CEO                                   Title: EXECUTIVE VICE PRESIDENT
      --------------------------                   -----------------------------

Date:  25-02-2003                            Date:  1/3/03
     ---------------------------                  ------------------------------

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                                   SCHEDULE 1
                           FEES FOR PAYMENT SERVICES

* Omitted pursuant to the Registrant's Confidential Treatment Application and filed separately with the Securities and Exchange Commission.